Comparison of change in value of $10,000 investment in Dreyfus Premier GNMA Fund Class A shares and the Lehman Brothers GNMA Index

EXHIBIT A:

              Dreyfus Premier
                GNMA Fund        Lehman Brothers
 PERIOD     (Class A shares)      GNMA Index *


12/31/91          9,551              10,000
12/31/92         10,171              10,741
12/31/93         11,005              11,448
12/31/94         10,685              11,275
12/31/95         12,334              13,198
12/31/96         12,858              13,928
12/31/97         14,004              15,256
12/31/98         14,916              16,313
12/31/99         15,028              16,627
12/31/00         16,504              18,474
12/31/01         17,680              19,992


* Source: Lehman Brothers